Exhibit h(2)(a)

                 AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT


         This is an Amendment to the Administrative Services Agreement made and entered into between INVESCO Funds Group, Inc., a Delaware corporation ("INVESCO"), and INVESCO Money Market Funds, Inc., a Maryland corporation (the "Fund") as of the 28th day of February, 1997 (the "Agreement").

         WHEREAS, the Fund and INVESCO are affiliated companies; and

         WHEREAS, the Fund desires to amend the amount of payment that it pays to INVESCO for certain administrative, sub-accounting and recordkeeping services as described in the Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that paragraph 5 of the Agreement is hereby amended to read as follows:

               For the services rendered,  facilities  furnished,  and
         expenses assumed by INVESCO under this Agreement, the Fund shall pay to INVESCO a $10,000 per year per Portfolio base fee, plus an additional fee, computed on a daily basis and paid on a monthly basis. For purposes of each daily calculation of this additional fee, the most recently determined net asset value of the INVESCO Small Company Value Fund (the "Portfolio"), as determined by a valuation made in accordance with the Fund's procedure for calculating the Portfolio's net asset value as described in the Portfolio's Prospectus and/or Statement of Additional Information, shall be used. The additional fee to INVESCO under this Agreement shall be computed at the annual rate of 0.045% of the Portfolio's daily net assets as so determined. During any period when the determination of the Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of a share of the Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 5, be deemed to be the net asset value at the close of each succeeding business day until it is again determined.


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    IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the 13th day of May, 1999.

                                            INVESCO FUNDS GROUP, INC.


                                            By:/s/ Mark H. Williamson
                                               ---------------------------------
                                               Mark H. Williamson
                                               President
ATTEST:

/s/ Glen A. Payne
----------------------------------
Glen A. Payne
Secretary
                                            INVESCO MONEY MARKET FUNDS, INC.


                                            By:/s/ Ronald L. Grooms
                                               ---------------------------------
                                               Ronald L. Grooms
                                               Treasurer & Chief Financial
                                               Officer & Accounting Officer
ATTEST:

/s/ Glen A. Payne
----------------------------------
Glen A. Payne
Secretary